Exhibit 99.1

IT Tech Packaging, Inc. Announces Results of 2025 Annual General Meeting of Stockholders

BAODING, China, October 31, 2025 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced the results of the Company’s 2025 Annual General Meeting of Stockholders (the “Annual Meeting”) held at the Company’s production base in Wei County, Hebei Province, China. at 10:00 a.m., Beijing Time, on October 31, 2025.

At the Annual Meeting, IT Tech Packaging’s stockholders:

1.	Elected two directors in Class I to serve on the Board of Directors of the Company, with such Class I directors to serve until the 2027 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until his or her earlier resignation, removal or death;

2.	Ratified the appointment of GGF CPA LTD. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and

3.	Approved the adoption of the IT Tech Packaging, Inc. 2025 Omnibus Equity Incentive Plan (the “2025 Plan”);

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company

Email: ir@itpackaging.cn

Tel: +86 0312 8698215